Exhibit 35.1

SERVICER COMPLIANCE STATEMENT

HARLEY-DAVIDSON CREDIT CORP.

I, James Darrell Thomas, Vice President, Treasurer, and Assistant Secretary of Harley-Davidson Credit Corp. (“HDCC”), certify that:

(i) a review of HDCC’s activities for the period from January 29, 2020 (the closing date of the Harley-Davidson Motorcycle Trust 2020-A transaction subject to the requirements of Regulation AB) through December 31, 2020 (the “Reporting Period”) and of HDCC’s performance under the Sale and Servicing Agreement dated as of January 1, 2020 (the “Sale and Servicing Agreement”) among Harley-Davidson Motorcycle Trust 2020-A, Harley-Davidson Customer Funding Corp., HDCC, and The Bank of New York Mellon Trust Company, N.A., has been made under my supervision; and

(ii) to the best of my knowledge, based on such review, HDCC has fulfilled in all material respects all of its obligations under the Sale and Servicing Agreement throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this 25th day of March 2021.

/s/ James Darrell Thomas
James Darrell Thomas
Vice President, Treasurer, and Assistant Secretary of Harley-Davidson Credit Corp., Servicer to Harley-Davidson Motorcycle Trust 2020-A